EXHIBIT 99.1

NEWS RELEASE

For more information:

	Media Relations:	Investor Relations:
	Jim Sheehan	Martha Schaefer
	978/897-0100 x3064	978/897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SeaChange International Announces Fourth Quarter and Fiscal Year 2007 Results

•	Record fiscal 2007 revenue; 28% increase year over year to $161 million

•	Software subscription program adds five new customers

•	Continued VOD market drivers support FY’08 first half revenue growth and second half profitability

ACTON, Mass. (March 13, 2007) – SeaChange International, Inc. (NASDAQ: SEAC), a leading provider of software and hardware solutions for the world’s growing video-on-demand and IPTV industry, today announced financial results for its fiscal fourth quarter ended January 31, 2007 and for the fiscal year. Total revenues for the quarter were $40.1 million, a 21% increase compared to total revenues of $33.2 million for the fourth quarter of fiscal 2006. Approximately $2 million of VOD-related revenue was deferred as of January 31, 2007, to reflect the bundling of 12 month software subscription services with five system orders. Net loss for the fourth quarter was $3.7 million, or $0.13 per share, compared with a net loss of $3.1 million, or $0.11 per share for the same period last year. Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation, Amortization and stock-based compensation expense) in the fourth quarter of fiscal 2007 was a loss of $0.5 million compared to a loss of $1.0 million in the fourth quarter of fiscal 2006. (See note 1 below)

For the fiscal year 2007 ended January 31, 2007, revenues were a record $161.3 million, a 28% increase from total revenues of $126.3 million in the prior fiscal year. The net loss for fiscal 2007 was $8.2 million, or $0.28 per share, compared with a net loss of $12.3 million, or $0.44 per share, for fiscal 2006. Adjusted EDITDA for fiscal 2007 was $5.4 million as compared to a loss of $8.2 million for fiscal 2006.

The Company ended the fourth quarter of fiscal 2007 with cash, cash equivalents and marketable securities of $55.3 million and no debt, compared to $55.0 million and no debt at the end of the third quarter.

Broadband Revenues impacted by VOD software subscription

Revenues in the fourth quarter of fiscal 2007 from the Company’s Broadband segment, which includes Video on Demand (VOD) and Advertising Insertion hardware and software, were $20.1 million, an increase of $5.8 million or 41% over comparable revenue in the fourth quarter of fiscal 2006. It should be noted that within the VOD product line the Company deferred approximately $2.0 million of VOD-related revenue on January 31, 2007 for five orders with three separate customers who purchased the Company’s VOD software subscription service as part of its systems order. The Company deferred the revenue associated with these orders and will recognize the revenue ratably over the 12 month subscription period.

VOD Systems Revenue Increases 82% year over year

Year over year revenue growth in the Broadband segment for the fourth quarter was driven by an 82% increase in VOD systems revenue, from $6.3 million in the fourth quarter of last year to $11.5 million in the fourth quarter of this year. Consistent with the last several quarters, the Company continued to benefit from strong demand from North American cable customers as well as strength from several European accounts. Remaining VOD revenues for the fourth quarter, comprised principally of software subscription and middleware development revenues, were $4.8 million, an increase of $1.4 million compared to last year’s fourth quarter. Higher year over year software subscription revenue was partially offset by lower middleware development revenue as the Company recorded approximately $1.0 million of fiscal 2007 sales discounts in the fourth quarter in connection with the 18 month extension of a middleware development contract.

Advertising Insertion revenue in the fourth quarter of $3.8 million was $0.8 million lower than the fourth quarter of fiscal 2006 due to a significant amount of revenue recognized in last year’s fourth quarter that had been shipped in prior quarters.

Total Services segment revenue for the fourth quarter of fiscal 2007 was $18.4 million, which was $2.2 million or 13% higher than related revenue from last year’s fourth quarter due primarily to higher revenues from the Company’s On Demand Group (ODG) subsidiary for VOD-related services for customers in Germany and South America as well as higher VOD-related services revenue tied to the Company’s year over year increase in its installed base of VOD systems.

Software Subscription Traction and Fiscal ‘08 Outlook

“We are very pleased with our top-line performance in fiscal 2007 with annual growth of 28% to record revenue of $161 million,” commented Bill Styslinger, president, CEO and founder of SeaChange International. “We not only saw substantial growth in our core VOD server and Axiom software business, but we successfully launched a VOD software subscription program with Comcast as our initial customer in July of 2006. I am happy to report that in addition to the three new customers that purchased software subscription services in the fourth quarter, two additional customers have subsequently purchased these services providing traction to this important initiative. In addition, fiscal 2007 saw an expansion of SeaChange’s presence outside of North America with key customer wins for several of its product lines in high growth markets such as Germany, India, Brazil and Russia.”

Styslinger continued, “Fiscal 2007 also saw an expansion of our investment in engineering and customer service to focus on new product development in VOD server, Axiom software and middleware as well as servicing a wider array of customers. This certainly impacted bottom line results for fiscal 2007 but we believe it provides us the opportunity to fully leverage our projected revenue growth in fiscal 2008. To that end, we reiterate that first half revenue growth in fiscal 2008 should exceed second half revenue growth in fiscal 2007. Furthermore, our initial review of fiscal 2008 second half revenue should allow SeaChange to achieve profitability for the second half of fiscal 2008.”

The Company will discuss its financial results and business outlook in more detail today during its webcast conference call at 5:00 p.m. EDT, which will be available live and archived at www.schange.com/IR/.

About SeaChange International

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. Its powerful server and software systems enable television operators to provide new On Demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy-winning MediaCluster® technology, thousands of SeaChange systems are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. SeaChange is headquartered in Acton, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

(1)	Adjusted EBITDA is a non-GAAP number that the Company defines as net income excluding interest, taxes, depreciation, amortization and stock-based compensation expenses. A reconciliation of Adjusted EBITDA to net income for these periods is contained in the financial schedules that accompany this release. Adjusted EBITDA is an important measurement used by management to measure the cash generated from or used for operations, excluding the operating cash requirements of interest and income taxes. The Company believes that inclusion of this non-GAAP measure enhances investors’ overall understanding of the Company’s current financial performance. Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the ability of the Company to integrate businesses acquired by the Company, including The On Demand Group Limited; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; changes in the regulatory environment; the performance of companies in which the Company has made equity investments, including Casa Systems; the Company’s ability to hire and retain highly skilled employees; and increasing social and political turmoil.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 17, 2006. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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*	SeaChange and MediaCluster are registered trademarks of SeaChange International, Inc. SeaChange Axiom is a trademark of SeaChange International, Inc.

SeaChange International, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Twelve months ended
	January 31,	January 31,	January 31,	January 31,
	2007	2006	2007	2006
	unaudited	unaudited	unaudited
Revenues	$40,073	$33,236	$161,334	$126,264
Cost of revenues	22,995	18,403	85,485	74,133

Gross profit	17,078	14,833	75,849	52,131
Operating expenses:
Research and development	10,248	9,241	40,914	34,378
Selling and marketing	5,579	4,116	22,412	18,646
General and administrative	4,880	4,425	19,141	14,241
Amortization of intangibles	1,434	1,040	5,664	2,201

	22,141	18,822	88,132	69,466

Income (loss) from operations	(5,063)	(3,989)	(12,283)	(17,335)
Interest income, net	416	494	1,355	2,038
Impairment on investment in affiliate	(150)	—	(150)	—

Loss before income taxes and equity income (loss) in earnings of affiliates	(4,797)	(3,495)	(11,078)	(15,297)
Income tax benefit	(553)	(666)	(1,632)	(2,941)
Equity income (loss) in earnings of affiliates	499	(244)	1,272	39

Net loss	$(3,745)	$(3,073)	$(8,174)	$(12,317)

Basic loss per share	$(0.13)	$(0.11)	$(0.28)	$(0.44)

Diluted loss per share	$(0.13)	$(0.11)	$(0.28)	$(0.44)

Weighted average common shares outstanding –
Basic	29,235	28,438	28,857	28,303

Diluted	29,235	28,438	28,857	28,303

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	January 31,	January 31,
	2007 (1)	2006
	unaudited
Assets
Current assets:
Cash and cash equivalents	$31,179	$21,594
Marketable securities	11,231	14,596
Accounts receivable, net	34,416	34,472
Inventories	19,350	19,299
Prepaid expenses and other current assets	3,399	7,875

Total current assets	99,575	97,836
Property and equipment, net	30,720	27,191
Marketable securities	12,885	24,689
Investments in affiliates	14,312	12,812
Intangibles, net	13,054	18,904
Goodwill	23,726	20,379
Other assets	5,024	5,363

	$199,296	$207,174

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$15,887	$26,410
Customer deposits	2,016	2,170
Deferred revenue	21,806	20,045
Income taxes payable	941	2,843
Deferred taxes liability – short term	366	556

Total current liabilities	41,016	52,024
Deferred tax liability – long-term	1,121	1,353
Common stock and other equity	185,269	176,523
Accumulated deficit	(29,685)	(22,264)
Accumulated other comprehensive income (loss)	1,575	(462)

Total stockholders’ equity	157,159	153,797

	$199,296	$207,174

(1)	The consolidated balance sheet at January 31, 2007 reflects the impact of the adoption in the fourth quarter by the Company of SEC Staff Accounting Bulleting No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” In accordance with SAB 108, the Company recorded a cumulative effect adjustment as of February 1, 2006 to increase inventory by $623,000, decrease other comprehensive income by $130,000 and increase stockholders’ equity by $762,000.

SeaChange International, Inc.

Reconciliation between Condensed Consolidated Statements of Operations and Earnings before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation

(Adjusted EBITDA)

(In thousands)

(Unaudited)

	Three months ended		Twelve months ended
	January 31,	January 31,	January 31,	January 31,
	2007	2006	2007	2006
Net loss	$(3,745)	$(3,074)	$(8,174)	$(12,317)
Income tax benefit	(553)	(666)	(1,632)	(2,941)
Interest (income), net	(416)	(494)	(1,355)	(2,038)
Equity (income) loss in the earnings of affiliates	(499)	244	(1,273)	(39)
Stock compensation expense	863	—	3,507	—
Depreciation and amortization	3,894	3,040	14,353	9,140

Adjusted EBITDA	$(456)	$(950)	$5,426	$(8,195)

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